Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts	Investor Contact

Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 julia@echelon.com	Annie Leschin/Vanessa Lehr StreetSmart Investor Relations +1 (415) 775-1788 annie@streetsmartir.com

Echelon Reports 2010 Third Quarter Results

(SAN JOSE, CA –November 3, 2010) - Echelon Corporation (NASDAQ: ELON) today announced financial results for the third quarter ended September 30, 2010.

•	Q3 Sales: $27.1 million (increased 14.6% over last year)

•	Q3 Net Loss: $7.8 million GAAP; $4.7 million non-GAAP

•	Q3 Net Loss per Share: $0.19 GAAP; $0.11 non-GAAP

“Echelon delivered a solid quarter led by the strong performance in our LonWorks product line for commercial customers,” said Ron Sege, president and CEO of Echelon. “During the quarter we introduced the Echelon Control System (ECoS), our open software platform for intelligent distributed control, and the Echelon Control Node (ECN) 7000 product line, and we are excited to have Duke Energy as our first electric utility customer for these ground-breaking additions to our NES smart grid solution. We also announced our ControlPoint module, which expands intelligence beyond the meter by allowing third party developers to build intelligent devices based on the newly announced Open Smart Grid Protocol (OSGP).”

“Overall the third quarter was an important quarter of innovation for Echelon. We continued to deliver products that bring the ‘power of control’ to the increasingly dynamic electric grid edge – an important area of previously untapped opportunities between the electrical transformers in a residential area and the consumer and utility devices beyond. With ECoS, ECN, ControlPoint and OSGP we are enabling the integration of devices and applications into a utility’s open-standard NES-based smart grid so it can be managed and controlled as a single high performance and efficient infrastructure, which our customers tell us is a top priority,” continued Sege.

Total revenues for the quarter were $27.1 million compared to $27.0 million in the second quarter of 2010 and $23.7 million for the third quarter of 2009. Revenues for Echelon’s LonWorks® infrastructure (LWI) products, sold to commercial markets, were $12.5 million in the third quarter, up from $11.9 million in the second quarter and $11.0 million in the same period last year. Revenues for Networked Energy Services (NES) products, sold to electric utilities, were $13.0 million for the third quarter, down from $13.5 million in the second quarter, but up from $11.5 million in the same period last year. Enel revenues were $1.5 million, roughly flat with $1.6 million in the second quarter and up from $1.2 million in the same period last year.

Gross margin for the third quarter of 2010 was 46.0% compared with 41.2% in the second quarter of 2010 and 43.5% for the third quarter of 2009. The sequential increase in margin was driven by improved margins in our NES product line. Total operating expenses for the quarter were $19.2 million compared to $17.9 million in the second quarter of 2010 and $17.8 million in the same period a year ago.

GAAP net loss for the third quarter was $7.8 million, or $0.19 cents per share, compared to a net loss of $6.9 million, or $0.17 cents per share, in the second quarter of 2010 and a net loss of $8.2 million, or $0.20 cents per share, for the third quarter of 2009. Non-GAAP net loss for the third quarter was $4.7 million, or $0.11 cents per share, compared to $3.9 million, or $0.09 cents per share for the second quarter of 2010 and a non-GAAP net loss of $4.6 million, or $0.11 cents per share, for the third quarter of 2009.

Business Outlook

Echelon offers the following guidance for the fourth quarter of 2010:

•	Total revenues are expected to be $36.0 million to $38.0 million, with our NES revenues accounting for about 65%, our LonWorks revenues 32%, and Enel revenues 3%.

•	Non-GAAP gross margin is expected to be in the range of 43.5% to 44.0%.

•	Stock-based compensation expense is expected to be approximately $3.2 million.

•	Non-GAAP loss per share is expected to be $0.04 to $0.08, based on a fully diluted weighted average shares outstanding of 41.8 million.

•	GAAP loss per share is expected be between $0.11 and $0.15 for the quarter.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 800-798-2796 and enter passcode: 10864761 (callers outside the US please use 617-614-6204). An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding the impact of stock-based compensation charges made in accordance with SFAS 123R, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes stock-based compensation (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is leading the worldwide transformation of the electricity grid into a smart, communicating energy network, connecting utilities to their customers, enabling networking of everyday devices, and providing customers with energy aware homes and businesses that react to conditions on the grid.

Echelon’s NES System – the control networking infrastructure for the smart grid – enables intelligent distributed control applications and devices that deliver maximum reliability, survivability and responsiveness. Through the Echelon Control System (ECoS) platform, the NES system enables any device, speaking any protocol, connected over any network to be integrated into local decision making and connected securely to enterprise IT systems through virtually any IP network. The NES System helps utilities compete more effectively, reduce operating costs, provide expanded services and help energy users manage and reduce overall energy use.

Echelon’s LonWorks® Infrastructure products extend the smart grid throughout the electrical network including into buildings, factories and homes – powering tens of millions of energy aware, everyday devices made by thousands of companies, and connecting them to each other, to the electricity grid and to the Internet. LonWorks based products work together to monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience in utility, municipal, building, industrial, transportation, and home area networks.

More information about Echelon can be found at http://www.echelon.com.

Risk Factors Regarding Forward-Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s anticipated performance for the fourth quarter of 2010 and thereafter, in particular markets and in general, and potential future growth. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services, and in particular the risk that the Company may fail to receive projected orders for our NES products; the risk that global economic conditions will affect our customers’ ability to receive approval for or finance NES or LonWorks-based deployments; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer expectations; the risk that a utility that awards a tender to Echelon or one of its resellers does not obtain necessary regulatory approvals, will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for NES hardware or software products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$22,336	$17,206
Short-term investments	51,948	62,910
Accounts receivable, net	12,605	21,496
Inventories	12,187	10,949
Deferred cost of goods sold	2,379	3,154
Other current assets	2,592	3,622

Total current assets	104,047	119,337

Property and equipment, net	32,242	35,595
Other long-term assets	9,340	9,505

	$145,629	$164,437

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,358	$7,255
Accrued liabilities	6,216	4,850
Current portion of lease financing obligations	1,695	1,588
Deferred revenues	8,148	9,287

Total current liabilities	23,417	22,980

Long-term liabilities	23,943	25,559

Total stockholders’ equity	98,269	115,898

	$145,629	$164,437

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product	$26,441	$22,965	$69,544	$62,190
Service	683	710	2,683	2,314

Total revenues	27,124	23,675	72,227	64,504

Cost of revenues:
Cost of product (1)	14,083	12,838	38,397	34,737
Cost of service (1)	567	547	1,870	1,796

Total cost of revenues	14,650	13,385	40,267	36,533

Gross profit	12,474	10,290	31,960	27,971

Operating expenses:
Product development (1)	8,438	8,850	24,598	26,583
Sales and marketing (1)	6,003	5,279	18,463	16,656
General and administrative (1)	4,756	3,717	13,115	11,590

Total operating expenses	19,197	17,846	56,176	54,829

Loss from operations	(6,723)	(7,556)	(24,216)	(26,858)
Interest and other income (expense), net	(559)	(91)	380	(158)
Interest expense on lease financing obligations	(390)	(415)	(1,188)	(1,259)

Loss before provision for income taxes	(7,672)	(8,062)	(25,024)	(28,275)
Income tax expense	170	155	252	31

Net loss	$(7,842)	$(8,217)	$(25,276)	$(28,306)

Net loss per share:
Basic	$(0.19)	$(0.20)	$(0.61)	$(0.70)
Diluted	$(0.19)	$(0.20)	$(0.61)	$(0.70)

Shares used in computing net loss per share:

Basic	41,560	40,759	41,311	40,643
Diluted	41,560	40,759	41,311	40,643
(1) Amounts include stock-based compensation costs as follows:
Cost of product	$320	$457	$882	$1,137
Cost of service	31	43	94	136
Product development	1,104	1,500	3,171	4,277
Sales and marketing	642	817	2,227	2,474
General and administrative	1,004	849	2,954	2,725

Total stock-based compensation expenses	$3,101	$3,666	$9,328	$10,749

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
GAAP net loss	$(7,842)	$(8,217)	$(25,276)	$(28,306)
Stock-based compensation	3,101	3,666	9,328	10,749

Total non-GAAP adjustments to earnings from operations	3,101	3,666	9,328	10,749
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(4,741)	$(4,551)	$(15,948)	$(17,557)

Non-GAAP net loss per share:
Diluted	$(0.11)	$(0.11)	$(0.39)	$(0.43)

Shares used in computing net loss per share:
Diluted	41,560	40,759	41,311	40,643

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows provided by (used in) operating activities:
Net loss	$(25,276)	$(28,306)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,021	4,805
Loss on disposal of fixed assets	5	16
Reduction of allowance for doubtful accounts	(12)	(17)
Reduction of (increase in) accrued investment income	(28)	12
Stock-based compensation	9,328	10,749
Change in operating assets and liabilities:
Accounts receivable	8,947	8,766
Inventories	(1,200)	(3,243)
Deferred cost of goods sold	806	96
Other current assets	972	1,562
Accounts payable	(119)	(3,773)
Accrued liabilities	1,303	(934)
Deferred revenues	(1,304)	(687)
Deferred rent	(59)	(29)

Net cash used in operating activities	(1,616)	(10,983)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(45,873)	(99,783)
Proceeds from maturities and sales of available-for-sale short-term investments	56,885	79,424
Change in other long-term assets	6	1,027
Capital expenditures	(1,442)	(1,291)

Net cash provided by (used in) investing activities	9,576	(20,623)

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations.	(1,180)	(1,079)
Proceeds from exercise of stock options.	537	1,829
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options.	(1,846)	(699)

Net cash provided by (used in) financing activities	(2,489)	51

Effect of exchange rates on cash:	(341)	375

Net increase (decrease) in cash and cash equivalents	5,130	(31,180)
Cash and cash equivalents:
Beginning of period	17,206	37,669

End of period	$22,336	$6,489